UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  April 18, 2007 (April 12, 2007)

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable	333-117633	54-2122988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Fourth Street
Niagara Falls, NY (Seneca Nation Territory)		14303
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable
(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

This Current Report on Form 8-K is being filed by Seneca Gaming Corporation (the “Corporation”) to amend and supplement the Corporation’s Current Report on Form 8-K (the “Prior Report”), dated and filed on February 7, 2007. The Prior Report, among other matters, announced the appointment of E. Brian Hansberry as Interim President and Chief Executive Officer of the Corporation.  At the time of such filing, the material terms of Mr. Hansberry’s new employment arrangement were not known.  On April 12, 2007, the Corporation and Mr. Hansberry entered into a new employment agreement effective as of February 7, 2007, with a term continuing through September 30, 2009.

Under the employment agreement, Mr. Hansberry is entitled to annual base compensation of $360,000, with such salary to be reviewed by the Board of Directors on an annual basis (prior to or in connection with the close of the Corporation’s fiscal year) at which time the Board of Directors shall determine in its sole discretion whether or not Mr. Hansberry’s salary will be increased and the timing thereof.  In addition to base salary, for so long as Mr. Hansberry serves as Interim President and Chief Executive Officer, Mr. Hansberry shall receive a retention bonus at an annual rate of $495,000 for the fiscal year ending September 30, 2007 and $532,500 for the fiscal year ending September 30, 2008, until such time as the permanent President and Chief Executive Officer takes office.

In the event that the Corporation selects Mr. Hansberry to be its permanent President and Chief Executive Officer, the agreement provides that the parties will amend Mr. Hansberry’s employment agreement or will enter into a new agreement to reflect the change in Mr. Hansberry’s position, together with any other applicable changes to the terms and conditions of Mr. Hansberry’s employment, including compensation.  In the event that the Corporation does not select Mr. Hansberry to be its permanent President and Chief Executive Officer, then the agreement provides that Mr. Hansberry shall, at the time such permanent President and Chief Executive Officer takes office, resume his duties as the General Manager of the Seneca Niagara Casino and Hotel or assume the position of Chief Operating Officer of the Corporation or such other senior executive position, with such duties and compensation as agreed upon by the parties, and as reflected in a new or amended employment agreement.

If Mr. Hansberry’s employment is terminated for any reason other than for cause, his death or disability, the loss by the Nation of its ability to conduct gaming activities, or the loss by Mr. Hansberry of his license to work at the Nation’s gaming facilities, the Corporation is obligated to: (i) pay Mr. Hansberry his earned, but unpaid, base compensation through the termination date of his employment, and (ii) continue to pay his base compensation in effect as of the date of termination for a period following his termination equal to the lesser of (A) 18 months or (B) the remaining term of the employment agreement. Following the termination of his employment, Mr. Hansberry has a duty to mitigate damages by seeking employment with duties and salary comparable to those provided by us, and if he obtains such employment, he shall reimburse us the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation we have paid him for such period.

Mr. Hansberry’s new employment agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference to such Exhibit.  The foregoing description of the agreement is qualified in its entirety by reference to such Exhibit.

Item 9.01.      Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                           Employment Agreement, dated April 12, 2007, and effective as of February 7, 2007, between the Corporation and E. Brian Hansberry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION
(Registrant)

Date: April 18, 2007	/s/ Barry W. Brandon
	Name:	Barry W. Brandon
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.

10.1	Employment Agreement, dated April 12, 2007, and effective as of February 7, 2007, between the Corporation and E. Brian Hansberry.